SUBSIDIARIES OF THE REGISTRANT

HotelView Corporation, a Florida corporation
CareView Corporation, a Florida corporation
Video News Wire Corporation, a Florida corporation
ResortView Corporation, a Florida corporation
MedicalView Corporation, a Florida corporation
InternetChef.com Corporation, a Florida corporation
EDnet, Inc., a Colorado corporation